Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

AURORA PEAT PRODUCTS ULC,

as the Company,

AURORA INTERNATIONAL, LLC,

as the Seller

and

2817049 ALBERTA LTD.,

as the Buyer

dated as of

July 31, 2026

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4. REPRESENTATIONS AND WARRANTIES OF BUYER.		43
4.1.	Organization and Authority of Buyer.	44
4.2.	No Conflicts; Consents.	44
4.3.	Investment Purpose; Securities Laws.	44
4.4.	Brokers.	44
4.5.	Legal Proceedings.	45
4.6.	Express Disclaimer	45

5. COVENANTS.		45
5.1.	Release By Sellers.	45
5.2.	Resignations.	45
5.3.	Confidentiality.	46
5.4.	Non-Competition; Non-Solicitation	46
5.5.	Employment Benefit Matters.	47
5.6.	Insurance Policies.	48
5.7.	Books and Records.	49
5.8.	Public Announcements.	49
5.9.	Further Assurances; Cooperation.	49
5.10.	Privileged Communications	50

6. TAX MATTERS.		50
6.1.	Tax Covenants.	50
6.2.	Termination of Existing Tax Sharing Agreements.	51
6.3.	Tax Indemnification.	52
6.4.	Straddle Period.	52
6.5.	Contests.	53
6.6.	Cooperation and Exchange of Information.	53
6.7.	U.S. Income Tax Treatment	54
6.8.	Tax Treatment of Indemnification Payments.	54
6.9.	Payments to Buyer.	54
6.10.	Survival.	54
6.11.	Overlap.	54

7. INDEMNIFICATION.		54
7.1.	Survival.	54
7.2.	Indemnification By Seller.	55
7.3.	Indemnification By Buyer.	55
7.4.	Certain Limitations.	56
7.5.	Indemnification Procedures.	56
7.6.	Payments.	58
7.7.	Tax Treatment of Indemnification Payments.	58
7.8.	Effect of Investigation.	58
7.9.	Exclusive Remedies.	59

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8. MISCELLANEOUS.		59
8.1.	Dispute Resolution.	59
8.2.	Expenses.	59
8.3.	Notices.	60
8.4.	Interpretation.	61
8.5.	Headings.	61
8.6.	Severability.	61
8.7.	Entire Agreement.	61
8.8.	Successors and Assigns.	61
8.9.	No Third-party Beneficiaries.	61
8.10.	Amendment and Modification; Waiver.	62
8.11.	Governing Law; Waiver of Jury Trial.	62
8.12.	Specific Performance.	62
8.13.	Transferred Information	62
8.14.	Counterparts.	62

Exhibits and Schedules

Exhibit A	Seller Note
Exhibit B	Supply Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Security Agreement
Exhibit E	Subordination Agreement
Exhibit F	Estimated Closing Working Capital Statement

Disclosure Schedules

- iii -

- iii -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2026, is entered into among AURORA INTERNATIONAL, LLC, a Delaware limited liability company (“Seller”), AURORA PEAT PRODUCTS ULC, an Alberta unlimited liability corporation (“Company”), and 2817049 ALBERTA LTD., an Alberta corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares in the capital of the Company (the “Shares”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares, subject to the terms and conditions set forth herein (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS. The following terms have the meanings specified or referred to in this Section 1:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Seller Note, the Supply Agreement, the Transition Services Agreement, the Security Agreement, and the Subordination Agreement.

“Applicable Law” means, with respect to any Person, any Law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, ruling or other similar legal requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or any of its assets or properties.

“ARO Liability” means any liability recognized in accordance with GAAP under ASC 410-20 (Asset Retirement and Environmental Obligations) arising from a legal obligation associated with the retirement of a tangible long-lived asset, including any obligation to dismantle, remove, remediate, or otherwise restore such asset or the site on which it is located, measured at fair value using an expected present value technique and a credit-adjusted risk-free discount rate, together with any associated accretion expense and any revisions to the estimated timing or amount of future cash flows required to settle such obligation.

“Balance Sheet” has the meaning set forth in Section 3.9.

“Balance Sheet Date” has the meaning set forth in Section 3.9.

“Basket” has the meaning set forth in Section 7.4.1.

“Benefit Plan” has the meaning set forth in Section 3.24.1

“Books and Records” means the following information of the Company: (a) all books of account, accounting records and other financial data and information, including copies of filed Tax Returns and assessments; (b) the Organizational Documents; and (c) all other books, documents, files, records, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Company, including all data and information stored electronically or on computer related media, but excluding Privileged Communications.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Calgary, Alberta are authorized or required by Applicable Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer’s Accountants” means MNP.

“Canadian Environmental Laws” means any Applicable Law of Canada or any province or territory thereof relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including, without limitation, the Canadian Environmental Protection Act, 1999 (S.C. 1999, c. 33), the Environmental Protection and Enhancement Act (R.S.A. 2000, c. E-12) (Alberta), the Water Act (R.S.A. 2000, c. W-3) (Alberta), and the Public Lands Act (R.S.A. 2000, c. P-40) (Alberta).

“Cap” means (i) with respect to breaches of representations of warranties which are not Fundamental Representations or Tax Representations, an aggregate amount equal to Two Million and no/100 U.S. Dollars ($2,000,000); and (ii) with respect to breaches of all representations and warranties, including the Fundamental Representations, the Tax Representations, and amounts owing pursuant to Section 6 hereof, an aggregate amount equal to the Seller Note Amount.

“Cash” means, with respect to the Company, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature as of such date, determined in accordance with GAAP.

“CEWS” means the Canada Emergency Wage Subsidy, enacted in Section 125.7 of the ITA, and any other COVID-19 related loan program or direct or indirect wage or rent subsidy offered by any Governmental Authority in Canada.

“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be prepared and kept on file, in respect of CEWS.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Indebtedness Certificate” means a certificate executed by an authorized officer of the Company or Seller certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed, the applicable payoff amount for each item of Indebtedness (including any prepayment penalties, breakage fees and accrued interest through the anticipated payoff date), wire transfer instructions for each payee, and an aggregate total of such outstanding Indebtedness.

“Closing Date Payment” has the meaning set forth in Section 2.4.1(a).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.4.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, other than “shrink wrap” and similar generally available commercial end-user licenses to software involving payment by or to the Company of less than $25,000 per year.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Products” means all products sold, leased, delivered or otherwise made available by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other legally binding agreements, commitments and arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued non-income Taxes of the Company for Pre-Closing Tax Periods and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (b) deferred Tax liabilities, (c) deferred revenue, (d) Seller Transaction Expenses and (e) the current portion of any Indebtedness of the Company, determined in accordance with GAAP.

“Direct Claim” has the meaning set forth in Section 7.5.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.4.3(c).

“Dollars or $” means, unless otherwise explicitly stated, the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” also includes, without limitation, all Canadian Environmental Laws and any other Applicable Law of Canada, or any province, territory or municipality thereof, relating to pollution, protection of the environment, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, including all permits, orders, approvals, directives and certificates issued thereunder.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4.1(b).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.4.1(b) in the same form attached hereto as Exhibit F.

“Financial Statements” has the meaning set forth in Section 3.9.

“Fraud” means, with respect to any party, an act or omission constituting a fraudulent misrepresentation (as defined under the Laws of Alberta) with respect to a representation and warranty expressly given by such party in this Agreement (including, without limitation, a representation made with reckless disregard as to whether such representation was true or not).

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time that are applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financial Statements for the most recent fiscal year end.

“Government Contracts” has the meaning set forth in Section 3.12.1(h).

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency authority, board, commission or instrumentality of such government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Historical Financial Statements” has the meaning set forth in Section 3.9.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Estimated Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) deferred revenue; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (h) all liability for income Taxes of the Company for Pre-Closing Tax Periods, which may not be a negative amount; (i) the employer portion of any payroll Taxes payable in connection with any amounts referred to in the foregoing clauses (a) through (h), or otherwise incurred as a result of the consummation of the transactions contemplated by this Agreement; (j) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i); and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j). For the avoidance of doubt, no item included in Indebtedness shall be included in the determination of Estimated Closing Working Capital or Seller Transaction Expenses, and vice versa.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accountant” has the meaning set forth in Section 2.4.3.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.9.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.9.

“Interim Financial Statements” has the meaning set forth in Section 3.9.

“ITA” means the Income Tax Act (Canada), as amended.

“ITC” has the meaning set forth in Section 3.26.25.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Eric Ceresnie, Erica Ackerman, Bill Toler, and Remy Collard, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.10.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates, other than “shrink wrap” and similar generally available commercial end-user licenses to software involving payment by or to the Company of less than $25,000 per year.

“Lookback Date” means July 1, 2021.

“Loss” or “Losses” means any (a) damage (including consequential, direct, and indirect damages), claims, diminution of value, liability, costs, loss, debt, deficiency, injury, judgment, award, Tax, interest, fine, penalty, payment or other Liability of any kind or nature, (b) fee, cost or expense of investigating, defending, asserting or settling any of the foregoing (including interest, court or arbitration costs and reasonable fees and expenses of attorneys, advisors, expert witnesses or other professionals) and (c) the cost of any Tax, interest or penalty with respect to the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to any of the following (either alone or in combination): (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) any acts of God, natural disasters, hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (v) any actual or perceived threats associated with pandemics, epidemics or other public health crises, including, but not limited to, the COVID-19 outbreak or any law or public health directive providing for business closures, “sheltering in place,” social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of, such pandemic, epidemic, or public health crises; (vi) any action required or permitted by this Agreement, except pursuant to Section 3.5, or which are taken with Buyer’s consent or not taken because Buyer did not give its consent and the effect of any action taken by Buyer or any of its Affiliates with respect to the Transactions; (vii) any changes in Applicable Laws or accounting rules, including GAAP; (viii) the identity of, or the effects of any facts or circumstances relating to, Buyer or any of its Affiliates, including any communication by Buyer or any of its Affiliates regarding the plans or intentions of any such Person with respect to the conduct of the business of Buyer or any such Affiliate; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition or change has a materially disproportionate adverse effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.12.1.

“Material Customers” has the meaning set forth in Section 3.19.1.

“Material Suppliers” has the meaning set forth in Section 3.19.2.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Applicable Law of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Applicable Law of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, dispositions, variances and similar rights granted, obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.13.1.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.4.3(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Prepaid Amount” has the meaning set forth in Section 6.5.

“Privileged Communications” has the meaning set forth in Section 5.10.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reclamation Obligations” has the meaning set forth in Section 3.23.10(a).

“Reclamation Security” has the meaning set forth in Section 3.23.10(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 5.1.1.

“Releasee” has the meaning set forth in Section 5.1.1.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other similar agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.4.3(b).

“Restricted Business” means the harvesting and/or packaging of peat moss.

“Restricted Period” has the meaning set forth in Section 5.4.1.

“Review Period” has the meaning set forth in Section 2.4.3(a).

“Sanctions Laws” has the meaning set forth in Section 3.28.2.

“Security Agreement” means a security agreement entered into between Buyer and Seller securing Buyer’s obligations to Seller under the Seller Note, in the same form attached hereto as Exhibit D.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Insurance Policies” has the meaning set forth in Section 5.6.1.

“Seller Note” means a secured, subordinated promissory note in favor of Seller in the same form attached hereto as Exhibit A.

“Seller Note Amount” means Five Million Dollars ($5,000,000).

“Seller Transaction Expenses” means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Seller Transaction Expenses Certificate” means a certificate executed by an authorized officer of the Company or Seller certifying the amount of Seller Transaction Expenses owed by the Company or Seller and remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Seller Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Seller’s Accountants” means CBIZ CPAs P.C.

“Shared Insurance Policies” has the meaning set forth in Section 5.6.2.

“Shares” has the meaning set forth in the recitals.

“Standard Product Terms” has the meaning set forth in Section 3.15.2.

“Statement of Objections” has the meaning set forth in Section 2.4.3(b).

“Straddle Period” has the meaning set forth in Section 6.4.

“Subordination Agreement” means a subordination agreement entered into between Seller and Buyer’s lender pursuant to which Seller agrees that Buyer’s obligations under the Seller Note shall be subordinate to Buyer’s obligations to its lender, in the same form attached hereto as Exhibit E.

“Supply Agreement” means the supply agreement by and between the Company and Hydrofarm LLC in the same form attached hereto as Exhibit B.

“Target Working Capital” means $[***].

“Tax” or “Taxes” means all federal, state, provincial, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, goods and services, harmonized sales, social security, contributions, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, any deemed overpayment of taxes or obligation to repay an amount in respect of CEWS, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability in respect of any of the foregoing as a result of an obligation to indemnify or otherwise pay the taxes of another Person, being a transferee or a successor in interest to any Person, pursuant to Contract or otherwise as a result of the operation of Applicable Laws.

“Tax Claim” has the meaning set forth in Section 6.5.

“Tax Representations” has the meaning set forth in Section 7.1.

“Tax Return” means any return, declaration, report, claim for refund, information return, election, designation, or statement or other document filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.5.1.

“Transition Services Agreement” means the transition services agreement by and between the Company and Hydrofarm LLC in the same form attached hereto as Exhibit C.

“Union” has the meaning set forth in Section 3.25.2.

2.    PURCHASE AND SALE.

2.1.    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Shares, free and clear of all Encumbrances (except standard restrictions of transfer required under the Organizational Documents and applicable securities laws), for the consideration specified in Section 2.2, which the Shares collectively will constitute all (but not less than all) of the issued and outstanding shares in the capital of the Company as of Closing on the Closing Date.

2.2.    Purchase Price. The aggregate purchase price for the Shares shall be Sixteen Million and no/100 U.S. Dollars ($16,000,000), subject to adjustment pursuant to Section 2.4 hereof (the “Purchase Price”).

2.3.    Transactions to be Effected at the Closing.

2.3.1.    At the Closing, Buyer shall:

(a)    deliver to Seller:

(i)    the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)    the Ancillary Documents, duly executed and delivered by the parties thereto;

(iii)    a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)    a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(v)     all other agreements, documents, instruments or certificates required to be delivered by Buyer at the Closing.

(b)    pay, on behalf of the Company or Seller, the following amounts:

(i)    Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Date Indebtedness Certificate; and

(ii)    any Seller Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Seller Transaction Expenses Certificate.

2.3.2.    At the Closing, Seller shall:

(a)    deliver to Buyer:

(i)    the Ancillary Documents, duly executed and delivered by the parties thereto;

(ii)    the Closing Date Indebtedness Certificate and related executed payoff letters for each item of Indebtedness listed therein, in form and substance reasonably satisfactory to Buyer;

(iii)    the Seller Transaction Expenses Certificate;

(iv)    the Estimated Closing Working Capital Statement contemplated in Section 2.4.1(b);

(v)    a certificate of the Secretary (or equivalent officer) of Seller, dated the Closing Date, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)    a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii)    the resignations of the directors and officers of the Company contemplated by Section 5.2;

(viii)    a good standing certificate (or its equivalent) for the Company from the Alberta Corporate Registry or similar Governmental Authority of the Province of Alberta;

(ix)    all other agreements, documents, instruments or certificates required to be delivered by Seller at the Closing pursuant to this Agreement;

2.4.    Purchase Price Adjustment.

2.4.1.    Closing Adjustment.

(a)    At the Closing, the Purchase Price shall be adjusted in the following manner:

(i)    an increase by the amount of Cash as of the open of business on the Closing Date;

(ii)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.4.1(b)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.4.1(b)) is less than the Target Working Capital;

(iii)    a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date; and

(iv)    a decrease by the Seller Note Amount.

The net amount after giving effect to the adjustments listed above and further reduced by the amount of unpaid Seller Transaction Expenses shall be the “Closing Date Payment.”

(b)    At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

2.4.2.    Post-Closing Adjustment.

(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its good faith calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Executive Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end. Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with Buyer and Buyer’s Accountants in connection with the preparation of the Closing Working Capital Statement, including by providing reasonable access to Seller’s books, records, work papers, and personnel with knowledge of the Company’s pre-Closing financial condition solely to the extent that they relate to the preparation of the Closing Working Capital Statement.

(b)    The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

2.4.3.    Examination and Review.

(a)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(b)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been agreed in writing by Buyer and Seller, shall be final and binding.

(c)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, other than Seller’s Accountants or Buyer’s Accountants, mutually determined by Seller’s Accountants and Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. Any Undisputed Amounts shall be paid or applied (by offset against the Seller Note if in Buyer’s favor, or by wire transfer of immediately available funds if in Seller’s favor) within five (5) Business Days after the expiration of the Resolution Period.

(d)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(e)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

2.4.4.    Post-Closing Adjustment. Except as otherwise provided herein, any Post-Closing Adjustment shall be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.4.3 above. If the Post-Closing Adjustment results in an adjustment in Buyer’s favor, then the Seller Note shall be reduced by an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment results in an adjustment in Seller’s favor, then the Seller Note shall be increased by an amount equal to the Post-Closing Adjustment.

2.4.5.    Adjustments for Tax Purposes. Any payments or adjustments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.

2.5.    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., pacific time, remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.6.    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of the Code or any other Applicable Law. If Buyer or the Company makes a payment to a Person pursuant to this Agreement and reasonably determines that Tax withholding is required pursuant to this Section 2.6 (other than in respect of any amount constituting a compensatory payment in respect of employment), then it shall take commercially reasonable efforts to provide such Person with notice of the intent to deduct and withhold and a reasonable opportunity to provide forms or other evidence that would reduce or eliminate any such amounts otherwise required to be deducted and withheld. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date hereof.

3.1.    Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2.    Organization, Authority and Qualification of the Company. The Company is an unlimited liability corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been since the Lookback Date and is currently conducted. Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

3.3.    Capitalization.

3.3.1.    Seller is the record owner of and has good and valid title to all of the issued and outstanding Shares of the Company, free and clear of all Encumbrances (except standard restrictions of transfer required under the Organizational Documents and applicable securities Laws), other than transfer restrictions imposed on equity securities by securities Laws. The Shares constitute 100% of the total issued and outstanding shares in the capital of the Company. The Shares have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances (except standard restrictions of transfer required under the Organizational Documents and applicable securities Laws).

3.3.2.    The Shares were issued in compliance with Applicable Laws. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

3.3.3.    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Company or, except as contemplated herein, obligating Seller or the Company to issue or sell any Shares, or any other interest, in the Company. Other than the Organizational Documents and except as contemplated herein, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.4.    No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

3.5.    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (or would not with the giving of notice or the lapse of time): (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.5 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth in Section 3.5 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

3.6.    Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, Seller in accordance with its terms subject only to any limitation on enforcement under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

3.7.    Title to the Shares. Seller is the sole and unconditional owner of the Shares with good and valid title thereto, free and clear of all Encumbrances, other than transfer restrictions imposed on equity securities by securities Laws. At Closing, such Shares will constitute all of the Sellers’ shares in the capital of the Company, whether issued or unissued, and such Seller will transfer good and valid title to Buyer of such Shares, free and clear of all Encumbrances (except standard restrictions of transfer required under the Organizational Documents and applicable securities Laws).

3.8.    No Other Agreements to Purchase. Except for Buyer’s rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law or by Contract) capable of becoming such, for the purchase or acquisition from Seller of any of the Shares.

3.9.    Financial Statements. Complete copies of the Company’s internally-prepared financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2024 and 2025 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Historical Financial Statements”), and internally-prepared financial statements consisting of the balance sheet of the Company as of March 31, 2026 and the related statements of income and retained earnings, members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Historical Financial Statements). The Financial Statements are based on the Books and Records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.10.    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (c) those disclosed on Schedule 3.10.

3.11.    Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as disclosed at Section 3.11 of the Disclosure Schedules, there has not been, with respect to the Company, any:

3.11.1.    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

3.11.2.    amendment of the Organizational Documents of the Company;

3.11.3.    split, combination or reclassification of any Shares;

3.11.4.    issuance, sale or other disposition of, or creation of any Encumbrance on, any Shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Shares;

3.11.5.    declaration or payment of any distributions on or in respect of any Shares or redemption, purchase or acquisition of any of the Company’s outstanding shares;

3.11.6.    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

3.11.7.    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

3.11.8.    entry into any Contract that would constitute a Material Contract;

3.11.9.    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

3.11.10.    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

3.11.11.    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

3.11.12.    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

3.11.13.    material damage, destruction or loss (whether or not covered by insurance) to its property;

3.11.14.    any capital investment in, or any loan to, any other Person;

3.11.15.    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

3.11.16.    any material capital expenditures;

3.11.17.    imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

3.11.18.    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by Applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

3.11.19.    hiring or promoting any person in an executive or management-level position, except to fill a vacancy in the ordinary course of business;

3.11.20.    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant for which aggregate costs and expenses exceed $100,000, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

3.11.21.    any loan to (or forgiveness of any loan to) any of its members or current or former managers, officers and employees;

3.11.22.    entry into a new line of business or abandonment or discontinuance of existing lines of business;

3.11.23.    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, foreign or state bankruptcy Applicable Law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

3.11.24.    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

3.11.25.    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

3.11.26.    action by the Company to make, change or rescind any Tax election, amend any Tax Return, take any position on any Tax Return, make changes to methods, principles, policies or practices of reporting income, deductions or accounting for Tax purposes, or take any other action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

3.11.27.    consent to the extension or waiver of the limitation period applicable to any Taxes or Tax Returns;

3.11.28.    settlement or compromise any assessment, reassessment, Liability, arbitration or controversy relating to Taxes; or

3.11.29.    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.12.    Material Contracts.

3.12.1.    Section 3.12.1 of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.13.2 of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.16.2 of the Disclosure Schedules, being “Material Contracts”):

(a)    each Contract of the Company involving aggregate consideration in excess of $25,000;

(b)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(c)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(d)    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any Real Property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(e)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(f)    all (i) Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice, and (ii) Contracts with employees of the Company which provide a length of notice or severance payment required to terminate its, his or her employment, other than such as results by Applicable Law from the employment of an employee without an agreement as to notice or severance;

(g)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(h)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(i)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(j)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(k)    all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(l)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(m)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.12.

3.12.2.    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect. None of the Company or, to the Seller’s Knowledge, any other party thereto, or has provided or received any notice of any intention to terminate, any Material Contract. To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has not waived any material right under any Material Contract. The Company has not received any prepayment under any Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Financial Statements). Each party to each Material Contract has performed all obligations under such Material Contract required to be performed, and, to the Seller’s Knowledge, no facts exist which would render such performance unlikely. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

3.13.    Title to Assets; Real Property.

3.13.1.    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Historical Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    those items set forth in Section 3.13.1 of the Disclosure Schedules;

(b)    liens for Taxes not yet due and payable;

(c)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(d)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(e)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

3.13.2.    Section 3.13.2 of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Further, with respect to each leased Real Property which is a peat bog that is used or held for use as a source of peat, Section 3.13.2 of the Disclosure Schedules lists as of the date hereof (a) the bog name, (b) the current status of the applicable bog, (c) the type of lease, and (d) the ARO Liability as of May 31, 2026. The information in Section 3.13.2 of the Disclosure Schedules is true, accurate and complete in all material respects. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The leases are in good standing and are in full force and effect. With respect to the leases (x) all rents and additional rents have been paid to date; (y) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessors; and (z) the Company is not in breach, default or violation of the leases or alleged in writing to be in such breach, default or violation. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Applicable Law, covenant, Encumbrance (other than Permitted Encumbrances), or Permit. To the Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Company does not own any Real Property.

3.14.    Condition and Sufficiency of Assets. Except as set forth in Section 3.14 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the business of the Company as currently conducted.

3.15.    Product Warranty.

3.15.1.    Since the Lookback Date, each Company Product provided has been provided in material conformity with all applicable contractual commitments by which the Company is bound, and all express warranties by which the Company is bound with respect to the Company Products, and the Company does not have any material Liability with respect to any Company Products provided by the Company, other than Liabilities for which reserves have been established as set forth in the Historical Financial Statements.

3.15.2.    All Company Products are subject to standard terms and conditions of sale, license, lease or delivery (the “Standard Product Terms”), true, complete and correct copies of which have been delivered or made available to Buyer and contain all applicable guaranty, warranty and indemnity provisions. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms.

3.15.3.    Except as set forth on Section 3.15.3 of the Disclosure Schedules, (i) all Company Products sold and services provided within the previous three (3) years have been in conformity in all material respects with Applicable Law; (ii) within the previous three (3) years, the Company has not received written notice of any material Company Product returns, or any material Company Product or service warranty obligations, or claims for any of the foregoing that would in the aggregate have a Material Adverse Effect; (iii) the Company has not had any Liability arising out of any injury to any person with respect to any Company Products or service provided by the Company that would in the aggregate have a Material Adverse Effect; and (iv) there is no pending or, to the Seller’s Knowledge, threatened Action or demand letter relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product that would in the aggregate have a Material Adverse Effect.

3.16.    Intellectual Property.

3.16.1.    Section 3.16.1 of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all material proprietary software of the Company; and (iv) all other material Company Intellectual Property used in the Company’s business as currently conducted.

3.16.2.    Section 3.16.2 of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

3.16.3.    Except as set forth in Section 3.16.3 of the Disclosure Schedules the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any material Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by Applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. Since the Lookback Date, all assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

3.16.4.     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any material Company Intellectual Property or Licensed Intellectual Property.

3.16.5.    All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonably necessary steps to maintain and enforce the material Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Since the Lookback Date, all required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

3.16.6.    To the Seller’s Knowledge, the conduct of the Company’s business as currently conducted and as conducted during the last three (3) years, including the use of the Company’s Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company do not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person in any material respect. To the Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property in any material respect.

3.16.7.    There are no Actions pending or, to the Seller’s Knowledge threatened: (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person in any material respect; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property in any material respect; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property in any material respect. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding Governmental Order that does or would reasonably be expected to restrict or impair the use of any material Company Intellectual Property or Licensed Intellectual Property.

3.16.8.    All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the last three (3) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or would be reasonably likely to result in a material disruption or material damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

3.16.9.    The Company has materially complied with all Applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the last three (3) years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification, and to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action.

3.17.    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, except for Permitted Encumbrances, and no inventory is held on a consignment basis.

3.18.    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.19.    Customers; Suppliers.

3.19.1.    Section 3.19.1 of the Disclosure Schedules sets forth (i) each customer to whom the Company has received consideration for Company Products in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of purchases from each Material Customer during such period. Except as set forth in Section 3.19.1 of the Disclosure Schedules, the Company has not received any written notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease, to purchase Company Products from the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.19.2.    Section 3.19.2 of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.19.2 of the Disclosure Schedules, the Company has not received any written notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.20.    Insurance. Section 3.20 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, material premium increase (other than in the ordinary course) with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.20 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all Applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.21.    Legal Proceedings; Governmental Orders.

3.21.1.    Except as set forth in Section 3.21.1 of the Disclosure Schedules, there are no Actions pending or, to the Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.21.2.    Except as set forth in Section 3.21.2 of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.21.2 of the Disclosure Schedules. To the Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.22.    Compliance With Laws; Permits.

3.22.1.    Except as set forth in Section 3.22.1 of the Disclosure Schedules, since the Lookback Date the Company has complied, and is now complying, with all Applicable Laws to it or its business, properties or assets in all material respects. The Company has not received any written notice of any Action alleging, or been cited, fined or otherwise notified in writing of, any failure to comply with any Applicable Laws.

3.22.2.    All Permits required for the Company to currently conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits that are due as of the date hereof have been paid in full. Section 3.22.2 of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration, each of which is valid and in full force and effect. To the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.22.2 of the Disclosure Schedules.

3.22.3.    The Company is and since the Lookback Date has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 3.22.2 of the Disclosure Schedules.

3.22.4.    The Company has not received in the last three (3) years any written notice or, to the Seller’s Knowledge, other communication (whether oral or written) from any Governmental Authority or any other Person with respect to (i) any actual or alleged violation of or failure to comply with any term or requirement of any Permit listed or required to be listed in Section 3.22.2 of the Disclosure Schedules; or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, or termination of any Permit listed or required to be listed in Section 3.22.2 of the Disclosure Schedules.

3.22.5.    Since the Lookback Date, all applications required to have been filed for the renewal of the Permits listed or required to be listed in Section 3.22.2 of the Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority.

3.23.    Environmental Matters.

3.23.1.    The Company is currently and has been in material compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

3.23.2.    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.23.2 of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken all measures reasonably necessary to facilitate transferability of such Environmental Permits, and neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of such Environmental Permits, nor have either the Company or Seller received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits.

3.23.3.    Since the Lookback Date, (a) there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Real Property, and (b) neither the Company nor Seller has received an Environmental Notice that any Real Property (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

3.23.4.    Section 3.23.4 of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

3.23.5.    Section 3.23.5 of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

3.23.6.    Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.

3.23.7.    Seller has provided or otherwise made available to Buyer the following information: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Real Property which are in the possession or control of Seller or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

3.23.8.    Neither Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

3.23.9.    Without limiting the generality of the foregoing provisions of this Section 3.23, with respect to the Company’s operations in Canada (including, without limitation, peat harvesting and related operations at the Sawley Bog Site and Garrett Bog Site):

(a)    the Company holds all Environmental Permits required under all Canadian Environmental Laws for the ownership, lease, operation and use of its business, assets and Real Property, including all approvals, licences and registrations required under the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12 (Alberta), the Water Act, R.S.A. 2000, c. W-3 (Alberta) and the Public Lands Act, R.S.A. 2000, c. P-40 (Alberta), and all such Environmental Permits are in full force and effect and are listed in Section 3.23.9 of the Disclosure Schedules;

(b)    the Company is, and has at all times been, in compliance in all material respects with all Canadian Environmental Laws and with all terms and conditions of all Environmental Permits issued under Canadian Environmental Laws;

(c)    no Environmental Notice has been received by the Company since the Lookback Date from any Canadian federal, provincial, territorial or municipal Governmental Authority; and

(d)    no real property currently or formerly owned, operated or leased by the Company in Canada is listed on any federal or provincial contaminated sites registry, and to the Seller’s Knowledge, no such real property has been proposed for listing on any such registry.

3.23.10.    Without limiting the generality of Section 3.23.9, With respect to the Company’s reclamation and conservation obligations in the Province of Alberta (including, without limitation, those arising in connection with peat harvesting and related operations at the Sawley Bog Site and Garrett Bog Site):

(a)    Section 3.23.10 of the Disclosure Schedules sets forth a true, complete and correct list and description of all reclamation obligations, conservation and reclamation plans, and closure plans of the Company (whether arising under the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12 (Alberta), the Public Lands Act, R.S.A. 2000, c. P-40 (Alberta), or any other Canadian Environmental Law), including a description of (i) each site or area subject to a reclamation obligation, (ii) the nature and scope of the reclamation required, (iii) the estimated cost to complete such reclamation, and (iv) the anticipated timeline for completion of such reclamation (collectively, the “Reclamation Obligations”).

(b)    The Company is, and since the Lookback Date has been, in compliance in all material respects with all Reclamation Obligations, including all terms and conditions of any approval, licence, disposition, lease or permit issued under the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12 (Alberta) or the Public Lands Act, R.S.A. 2000, c. P-40 (Alberta) that impose reclamation, conservation or closure obligations on the Company, and, to the Seller’s Knowledge, no Governmental Authority has issued any outstanding order, directive, notice of non-compliance or enforcement action against the Company in respect of any Reclamation Obligation.

(c)    Section 3.23.10 of the Disclosure Schedules sets forth a true, complete and correct list and description of all conservation and reclamation security deposits, financial assurance instruments, letters of credit, surety bonds, or other forms of security (collectively, “Reclamation Security”) that the Company has posted or is required to post with any Governmental Authority in connection with any Reclamation Obligation, including the amount, form, and issuing institution of each such Reclamation Security instrument. All Reclamation Security is current, valid and in full force and effect, and the Company is not in default under any obligation to post, maintain or increase any Reclamation Security.

(d)    The Company has filed all conservation and reclamation plans required to be filed with Alberta Environment and Protected Areas (or any predecessor or successor Governmental Authority) in respect of the Company’s operations, including peat harvesting operations at the Sawley Bog Site and Garrett Bog Site, and all such plans have been accepted or approved by the applicable Governmental Authority to the extent such acceptance or approval is required. True, complete and correct copies of all such conservation and reclamation plans (including all amendments, updates and supplements thereto) have been made available to Buyer.

(e)    No reclamation certificate has been issued under the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12 (Alberta) or the Public Lands Act, R.S.A. 2000, c. P-40 (Alberta) in respect of any Real Property that has subsequently been revoked, suspended or made subject to conditions that have not been satisfied. Section 3.23.10 of the Disclosure Schedules identifies (i) each site or area for which a reclamation certificate has been issued, (ii) each site or area for which an application for a reclamation certificate is pending, and (iii) each site or area for which no reclamation certificate has been issued or applied for, together with a description of the remaining reclamation work and estimated costs to achieve certification at each such site.

(f)    All public lands dispositions (including surface leases, licences of occupation, mineral surface leases and any other dispositions under the Public Lands Act, R.S.A. 2000, c. P-40 (Alberta) or the Mines and Minerals Act, R.S.A. 2000, c. M-17 (Alberta)) held by the Company in connection with its peat harvesting operations are in good standing, have been duly renewed where required, and, to the Seller’s Knowledge, no event has occurred or condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder or give rise to the cancellation, suspension, non-renewal or adverse modification thereof.

(g)    To the Seller’s Knowledge, there are no conditions, events or circumstances (including any contamination or disturbance of land, water or vegetation) affecting any real property currently or formerly owned, operated or leased by the Company in Canada that would reasonably be expected to (i) increase the scope, cost or timeline of any Reclamation Obligation beyond that disclosed in Section 3.23.10 of the Disclosure Schedules, (ii) result in any new or additional Reclamation Obligation, or (iii) result in any Governmental Authority requiring additional Reclamation Security.

3.24.    Employee Benefit Matters.

3.24.1.    Section 3.24.1 of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, savings, supplemental unemployment benefit, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, health, welfare, life insurance, fringe benefit and other similar agreement, plan, policy, program, practice or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, insured or self-insured, registered or unregistered, which is or since the Lookback Date has been maintained, sponsored, funded, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, but not including employment entitlements arising by Law (as listed on Section 3.24.1 of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.24.1 of the Disclosure Schedules each Benefit Plan that contains a change in control provision. The Company has separately identified in Section 3.24.1 of the Disclosure Schedules any Benefit Plan which is maintained by or on behalf of an entity outside of the Company for the benefit of Company personnel which would need to be replaced at Closing in order for the Company personnel to continue to be covered thereby.

3.24.2.    With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial and other service provider agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, member booklets, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

3.24.3.    Except as set forth in Section 3.24.3 of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in material compliance with all Applicable Laws.

3.24.4.    Except as set forth in Section 3.24.4 of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all Applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

3.24.5.    Neither the Company nor any of its Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Applicable Law relating to any Benefit Plan; (ii) withdrawn from any Benefit Plan; or (iii) participated in a multiple employer welfare arrangements.

3.24.6.    None of the Company’s Benefit Plans is a multi-employer plan.

3.24.7.    Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Company other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

3.24.8.    Except as set forth in Section 3.24.8 of the Disclosure Schedules and other than to the minimum extent that is required under applicable Canadian employment standards legislation or other Applicable Law, no Benefit Plan provides post-termination or retiree health benefits or life insurance to any individual for any reason, and the Company has no Liability to provide post-termination or retiree health benefits or life insurance to any individual or represented, promised or contracted in writing to any individual that such individual would be provided with post-termination or retiree health benefits or life insurance.

3.24.9.    Except as set forth in Section 3.24.9 of the Disclosure Schedules, there is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

3.24.10.    There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, director, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any written representations to any manager, officer, director, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

3.24.11.     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

3.24.12.    Without limiting the generality of the foregoing, each Benefit Plan has been established, maintained, funded, operated and administered in compliance with its governing instruments and in material compliance with all Applicable Laws, including all applicable Canadian federal and provincial Laws (including the Income Tax Act (Canada) and applicable provincial pension and employment standards legislation). Each Benefit Plan that is intended to qualify for particular Tax treatment under Applicable Law meets all requirements for such treatment and has obtained all necessary governmental approvals. Each Benefit Plan is registered where required by, and maintained in good standing under, all Applicable Laws, and no Benefit Plan has received any written notice of non-compliance, wind-up order or adverse determination from any Governmental Authority. No Person other than the Company is a participating employer under any Benefit Plan. No advance Tax ruling has been sought or received in respect of any Benefit Plan. All employee data necessary to administer each Benefit Plan in accordance with its terms and conditions and all Applicable Laws are in possession of the Company, and such data is complete, correct, and in a form which is sufficient for the proper administration of each Benefit Plan. The Company has not sponsored, administered, contributed to or been obligated to contribute to a “registered pension plan”, a “retirement compensation arrangement”, or an “employee life and health trust”, each within the meaning of subsection 248(1) of the Income Tax Act (Canada). No Benefit Plan is intended to be or has been found or alleged in writing by a Governmental Authority to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada).

3.24.13.    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

3.24.14.    Except as set forth in Section 3.24.14 of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, director, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or other similar Applicable Law; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code or other similar Applicable Law. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

3.25.    Employment Matters.

3.25.1.    Section 3.25.1 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name (unless prohibited by Applicable Law); (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) annual vacation entitlement and vacation accruals; (vi) eligibility for overtime and overtime accruals; and (vii) commission, bonus or other incentive-based compensation. Except as set forth in Section 3.25.1 of the Disclosure Schedules, as of the date hereof, all compensation, including wages, vacation pay, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof, but since the Lookback Date, have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

3.25.2.    Except as set forth in Section 3.25.2 of the Disclosure Schedules, the Company is not, and has not been since the Lookback Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since the Lookback Date, any Union representing or purporting to represent any employee of the Company, and, to the Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.25.2 of the Disclosure Schedules, since the Lookback Date there has not been, nor since the Lookback Date has there been any threat of, any strike, slowdown, unfair labour practice, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union and no Union holds bargaining rights with respect to any employees of the Company.

3.25.3.    The Company is and since the Lookback Date has been in material compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.25.2 of the Disclosure Schedules, as applicable, and all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, vacation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, occupational health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act, employment standards legislation, and Applicable Laws, whether that be foreign, state, provincial, or local wage and hour laws, are properly classified. Except as set forth in Section 3.25.3, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, vacation, working conditions, meal and break periods, privacy, health and safety, workers compensation, occupational health and safety, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under Applicable Laws.

3.25.4.    With respect to employees located in the United States, the Company is in material compliance with and since the Lookback Date has materially complied with all United States immigration Laws, including the Immigration and Nationality Act and all applicable federal, state and local requirements relating to the employment of non-United States citizens. With respect to employees located in Canada, the Company is in material compliance with and since the Lookback Date has materially complied with all Canadian federal and provincial immigration and work authorization Laws, including the Immigration and Refugee Protection Act (Canada) and associated regulations, and all applicable provincial nominee program requirements. Each employee of the Company who works in Canada is a Canadian citizen, a permanent resident of Canada, or holds a valid work permit or other authorization issued under the Immigration and Refugee Protection Act (Canada) entitling such employee to work in Canada in the capacity in which such employee is employed, and each such work permit or authorization is current, valid and in good standing. The Company has maintained accurate and complete records with respect to the immigration and work authorization status of all employees in both the United States and Canada, and no Actions are pending or, to the Seller’s Knowledge, threatened against the Company relating to any non-compliance with any immigration or work authorization Laws in any jurisdiction in which the Company has employees.

3.25.5.    Since the Lookback Date, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any other Applicable Law, and no such action will be implemented without advance notification to the Buyer.

3.25.6.    Since the Lookback Date, the Company has not been party to any settlement agreement with any current or former manager, officer, employee, applicant or other individual service provider resolving allegations of sexual harassment. To the Seller’s Knowledge, there have not been any allegations of sexual harassment by or against any current or former manager, officer or employee of the Company, and none are currently pending.

3.25.7.    Each member of the Company is properly registered with the applicable workplace safety and insurance board or workers’ compensation board, as applicable. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation or plan.

3.25.8.    There are no charges pending under applicable worker health and safety legislation in respect of any member of the Company. The Company has complied with any orders issued under applicable worker health and safety legislation and regulations and there are no appeals of any orders under applicable worker health and safety legislation and regulations currently outstanding. There have been no critical or fatal accidents involving current or former employees of the Company in the last three (3) years.

3.26.    Taxes. Except as set forth in Section 3.26 of the Disclosure Schedules:

3.26.1.    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

3.26.2.    The Company has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all Applicable Laws. All individuals classified by the Company as independent contractors are properly classified as such for applicable Tax purposes.

3.26.3.    No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by, or required to file Tax Returns in, that jurisdiction.

3.26.4.    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

3.26.5.    The amount of the Company’s Liability for unpaid Taxes for all periods ended on or before March 31, 2026, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

3.26.6.    Section 3.26.6 of the Disclosure Schedules sets forth:

(a)    the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(b)    those years for which Tax examinations by Governmental Authorities have been completed; and

(c)    those taxable years for which Tax examinations by Governmental Authorities are presently being conducted.

3.26.7.    All deficiencies asserted, or assessments made, against the Company as a result of any Tax examinations by any Governmental Authority have been fully paid.

3.26.8.    The Company is not a party to any Action relating to Taxes by any Governmental Authority. No such Actions are pending or threatened in writing by any Governmental Authority.

3.26.9.    Seller has delivered to Buyer copies of all federal, state, provincial, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2021.

3.26.10.    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

3.26.11.    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

3.26.12.    No private letter rulings, technical advice memoranda or similar agreement or rulings relating to Taxes have been requested, entered into, or issued in writing by any Governmental Authority with respect to the Company.

3.26.13.    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

3.26.14.    The Company has made a valid and timely election to be treated as a disregarded entity for US federal income tax purposes and has been so treated in all Tax years since such election. The Company has never made an election to be treated as an S-corporation for US federal, state, local or foreign tax purposes.

3.26.15.    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(a)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(b)    an installment sale or open transaction occurring on or prior to the Closing Date;

(c)    a prepaid amount or deferred revenue received on or before the Closing Date;

(d)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(e)    any election under Section 108(i) of the Code.

3.26.16.    The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.26.17.    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

3.26.18.    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

3.26.19.    Section 3.26.19 of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

3.26.20.    No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.26.21.    There are no circumstances existing, or that have existed, which would result, or have resulted, in any of sections 15, 78, 80-80.04 or 160 of the ITA applying to the Company.

3.26.22.    The Company has not claimed nor will it claim any reserve under any provision of the ITA in respect of its taxation year ending in connection with Closing, except to the extent it has claimed a similar reserve or applied a similar accounting policy that is taken into account in a manner that reduces the Purchase Price.

3.26.23.    The Company has collected and remitted to the appropriate Governmental Authority all Taxes required to have been collected and remitted by it in accordance with Applicable Laws.

3.26.24.    The Company has: (i) duly and timely completed and filed all CEWS Returns required under Applicable Laws to be filed by it, or that it elected to file, and all CEWS Returns are complete, correct and accurate; (ii) not claimed CEWS to which it was not entitled; and (iii) not deferred beyond the date hereof any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.

3.26.25.    Any research and development investment tax credits and any other credits (“ITCs”) were claimed by the Company in accordance with the ITA and the relevant provincial Applicable Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company in any taxation year were claimed in accordance with the ITA and the relevant provincial Applicable Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

3.26.26.    The Company has never made an “excessive eligible dividend election” as defined in subsection 89(1) of the ITA in respect of any dividends paid or deemed to be paid on any class of shares of its capital. The Company has never made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds its capital dividend account at the time of such election.

3.26.27.    The Company has not undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in subsection 237.3(1) of the ITA or any “notifiable transaction” as defined in subsection 237.4(1) of the ITA or any similar transaction under any other Applicable Law.

3.26.28.    The Company has complied with the transfer pricing provisions of section 247 of the ITA and analogous provisions of other Applicable Laws, including the contemporaneous documentation, retention, and filing requirements thereof.

3.26.29.    The Shares do not qualify as, and are not deemed to be, “taxable Canadian property” for purposes of the ITA.

3.27.    Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct in all material respects, and since the Lookback Date have been maintained in accordance with sound business practices. At the Closing, minute books of the Company will be in the possession of the Company.

3.28.    Anti-Corruption; Sanctions.

3.28.1.    Since the Lookback Date, the Company (and, to the Seller’s Knowledge, any of its Representatives acting on behalf of the Company): (i) has not used and is not using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has not used and is not using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity; (iii) has not violated and is not violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to anti-corruption; (iv) has not been and is not the subject of any pending or, to the Seller’s Knowledge, threatened investigation, inquiry or Action by any Governmental Authority regarding any violation or alleged violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to anti-corruption, and to the Seller’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or Action; (v) has not made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case in violation of Applicable Law; (vi) has not established or maintained, or is not maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (v); and (vii) has not made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, in each case in violation of Applicable Law.

3.28.2.    Neither the Company nor, to the Seller’s Knowledge, any of its Representatives acting on behalf of the Company: (i) is the target of any Sanctions Laws; (ii) is located, organized or resident in a country or territory that is the target of any comprehensive, territory-wide Sanctions Laws; or (iii) is engaged, directly or indirectly, in any dealings or transactions with any Person, assets or project targeted by, or located in any country or territory that is the target of, any Sanctions Laws. For purposes of this Section 3.28.2, “Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (A) the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of Treasury, (B) the United Nations Security Council, (C) the European Union, (D) His Majesty’s Treasury of the United Kingdom or (E) the Canadian government, in each case, to the extent applicable to the Company, its assets or its properties.

3.29.    Banking Relationships. Section 3.29 of the Disclosure Schedules sets forth the names and locations of all banks in which the Company has accounts, lines of credit, or safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the applicable account numbers.

3.30.    Brokers. Except as set forth on Section 3.30 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

3.31.    Express Representations. Except for the representations and warranties set out in Section 3 hereof (including the related portions of the Disclosure Schedules), neither the Seller nor the Company has made or makes any other express or implied representation or warranty, either written or oral.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the date hereof.

4.1.    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2.    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4.3.    Investment Purpose; Securities Laws. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to (a) the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable; and (b) an exemption from the prospectus requirements of National Instrument 45-106 – Prospectus Exemptions.

4.4.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

4.5.    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.6.    Express Disclaimer. Buyer has not relied on any representation or warranty from the Seller, the Company, or any other Person on behalf of the Seller in determining to enter into this Agreement, except as expressly set forth in Section 3 hereof.

5.    COVENANTS.

5.1.    Release By Sellers.

5.1.1.    Seller hereby releases and forever discharges the Company and Buyer and any Representatives, partners, members, controlling Persons, successors and permitted assigns of any of the foregoing (each, a “Releasee”), from any and all Actions and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Seller now has, have ever had, or may hereafter have against any Releasee arising from the date on which Seller first acquired the Shares through the Closing Date or on account of or arising out of any matter, cause or event occurring from the date on which Seller first acquired the Shares through the Closing Date with respect to the direct or indirect ownership of the Shares or the ownership or operation of the Company, but expressly excluding (a) any right, claim or obligation under this Agreement, any Ancillary Document, or any document or certificate delivered hereunder and (b) rights provided for in the Organizational Documents of the Company and rights or claims pursuant to directors’ and officers’, fiduciary, employment practices and/or similar insurance policies (all of the foregoing collectively referred to herein as the “Released Claims”). Seller has not made any assignment or transfer of any Released Claim. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee based upon any matter released hereby.

5.1.2.    Seller hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the Released Claims. Seller expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision, including those relating to any Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims). Seller shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by Applicable Law, the provisions, rights and benefits conferred by any Applicable Law, which purports to limit the ability of any Person to release unknown, unsuspected and/or unanticipated claims. Seller acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Buyer would not have agreed to the terms of this Agreement.

5.2.    Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company set forth on Section 5.2 of the Disclosure Schedules, with such resignations to be effective as of the Closing.

5.3.    Confidentiality. Except as permitted in accordance with Section 5.8, from and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.4.    Non-Competition; Non-Solicitation.

5.4.1.    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to (each, a “Restricted Party”), directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. Notwithstanding the foregoing, nothing in this Section 5.4.1 shall prohibit or restrict a Restricted Party from, being engaged, directly or indirectly, in the business of the sale and distribution of peat or peat-containing products in any jurisdiction, which business was operational by the Seller or its current or future Affiliates, prior to the date of the Agreement.

5.4.2.    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (a) making general solicitation advertisements, web postings or programs (including through search firms), that are not specifically targeted at any employee of the Company or the hiring of any individual who responds to such advertisements, postings or programs; or (b) hiring any individual whose employment with the Company has been terminated by the Company (A) at least six months prior to any attempt to solicit or hire such person, or (B) was terminated by the Company without cause in which case there shall be no such restrictions.

5.4.3.     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

5.4.4.    Seller acknowledges that a breach or threatened breach of this Section 5.4 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.4.5.    Seller acknowledges that the restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.4.6.    The parties intend that the conditions set forth in subsection 56.4(7) of the ITA have been satisfied such that subsection 56.4(5) of the ITA applies to any “restrictive covenant” (as defined in subsection 56.4(1) of the ITA) granted under this Agreement or any Ancillary Document. The parties agree that (i) no portion of the Purchase Price will be allocated to any “restrictive covenant” as such term is defined in Section 56.4 of the ITA (including, for greater certainty, the covenants contained in this Section 5.4), (ii) any such restrictive covenant is integral to this Agreement, and (iii) any such restrictive covenant contained in the Agreement or Ancillary Documents has been granted to maintain or preserve the fair market value of the Shares. At the request of Seller, Buyer shall duly complete and execute an election under Section 56.4 of the ITA to be prepared by Seller.

5.5.    Employment Benefit Matters. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, or any status as a third party beneficiary of this Agreement with the ability to enforce rights as if it were a party to this Agreement, or shall constitute an amendment to or any other modification of any Benefit Plan or other employee benefit plan, agreement, policy or arrangement of the parties. Nothing in this Agreement shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.

5.6.    Insurance Policies.

5.6.1.    Except as expressly provided in this Section 5.6, from and after the Closing: (i) the Company shall cease to be insured by any of the current and historical insurance policies held by Seller or any of its Affiliates (other than insurance policies held solely by the Company, which shall be retained by the Company), including any self-insurance, fronted insurance or captive insurance (collectively, the “Seller Insurance Policies”); and (ii) Buyer shall be responsible, at its sole cost and expense, for securing all insurance it deems appropriate for the conduct and operation of the businesses of the Company.

5.6.2.    From and after the Closing, the Company shall continue to have access to insurance policies of the Seller and its Affiliates, other than self-insurance, fronted insurance or captive insurance (such accessible policies, the “Shared Insurance Policies”) as follows:

(a)    The Company shall continue to have access to the occurrence-based Seller Insurance Policies, including Workers Compensation, Commercial Property, Auto Liability, Umbrella Liability, Excess Liability, and General Liability/Products Liability policies, subject to the applicable policy terms for such occurrence-based policies;

(b)    The Company shall continue to have access to the current claims-made Seller Insurance Policies for the applicable extended reporting periods of the Seller Insurance Policies.

With respect to such Shared Insurance Policies, the Company shall have the right to assert and continue to pursue insurance claims, along with incurred but not reported claims, under such Seller Insurance Policies, arising from actual or alleged acts or omissions relating to the Company that took place at or prior to the Closing, subject to the terms and conditions of such Seller Insurance Policies; provided that: (X) Buyer and its Affiliates shall exclusively bear any deductibles, retentions, claims handling fees or any other amounts incurred or payable relating to any such insurance claims; and (Y) Seller shall remit any applicable insurance proceeds to Buyer following Seller or its Affiliates’ receipt thereof net of any amounts incurred or payable by the Company or its Affiliates related thereto.

Notwithstanding anything to the contrary, the parties shall reasonably cooperate with each other in connection with the tender, prosecution, defense, settlement and administration of any claim or Action for which coverage is sought under any applicable insurance policy. If any such claim or Action is tendered under, or covered by, any insurance policy maintained by Buyer or its Affiliates, Seller shall provide such reasonable cooperation and assistance as Buyer may request in connection therewith, at Seller’s sole cost and expense. If any such claim or Action is tendered under, or covered by, any Seller Insurance Policy or Shared Insurance Policy, Seller shall control the handling, defense, settlement and administration of such claim or Action, subject to the terms and conditions of the applicable policy and this Agreement.

5.7.    Books and Records.

5.7.1.    In order to facilitate the resolution of any claims made against or incurred by Seller, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(a)    retain the Books and Records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(b)    upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records;

provided, however, that any Books and Records related to Tax matters shall be retained pursuant to the periods set forth in Section 6.

5.7.2.    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(a)    retain the Books and Records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(b)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records;

provided, however, that any Books and Records related to Tax matters shall be retained pursuant to the periods set forth in Section 6.

5.7.3.    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.75.5 where such access would violate any Applicable Law.

5.8.    Public Announcements. Unless otherwise required by Applicable Law (based upon the reasonable advice of counsel), no party to this Agreement, or their Affiliates, shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.9.    Further Assurances; Cooperation. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Each of the parties hereto shall, and shall cause their respective Affiliates to, reasonably cooperate with the other party with respect to any post-Closing audit or investigation and the provision of any information in connection therewith.

5.10.    Privileged Communications.

5.10.1.    All solicitor-client privilege resulting from Cozen O’Connor LLP and its Affiliates representing the Seller in connection with the transactions contemplated by this Agreement: (a) will survive the Closing; (b) is not waived by the completion of the transactions contemplated by this Agreement and will remain in effect; and (c) is assigned to and will be controlled by the Seller.

5.10.2.    Without limiting the privilege referred to in Section 5.10.1, all communications up to and including the Closing involving solicitor-client confidences between Cozen O’Connor LLP (and its Affiliates), the Company, the Seller and their respective Affiliates and Representatives, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any agreement, instruction or matter contemplated by or entered into pursuant to this Agreement (“Privileged Communications”), are deemed to be the property of the Seller, not the Company, and are subject to the solicitor-client privilege referred to in Section 5.10.1.

5.10.3.    Each of the parties will take all steps necessary or reasonably requested by the Seller to ensure that the solicitor-client privilege referred to in Section 5.10.1 survives the Closing, remains in effect and remains the property of and controlled by the Seller.

5.10.4.    Neither the Buyer nor the Company may use or rely on the Privileged Communications in any suit, action, claim or proceeding against or involving any of the parties.

5.10.5.    Neither the Buyer nor the Company will access, review or use, or have the right to access, review or use, any Privileged Communications or related files or records maintained by Cozen O’Connor LLP or its Affiliates.

6.    TAX MATTERS.

6.1.    Tax Covenants.

6.1.1.    Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

6.1.2.    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.1.3.    Notwithstanding anything to the contrary in the Transition Services Agreement, Seller shall, at its sole cost and expense, prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation, including relevant workpapers and access to the preparer(s) for reasonable questions and answers), at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. In preparing such Tax Returns, Seller shall not take any position (including any election, disclosure, reporting position or method) that could reasonably be expected to (x) increase Taxes payable by the Company for any Post‑Closing Tax Period or (y) adversely affect any Tax attribute of the Company after Closing, in each case, without Buyer’s prior written consent. Buyer shall have the right to review and approve such Tax Return (such approval not to be unreasonably withheld, conditioned or delayed). Seller shall not file (or cause to be filed) any such Tax Return without Buyer’s prior written approval. If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, Seller shall use commercially reasonable efforts to obtain an extension of time to file such Tax Return to allow resolution of disputed items. If an extension is not available, such Tax Return shall be filed in a manner consistent with Buyer’s reasonable position and then promptly amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The parties agree not to deduct in the Tax Returns for Canadian income Tax purposes any Seller Transaction Expenses or any other similar expenses that would qualify as Seller Transaction Expenses had they remained unpaid immediately before Closing. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

6.2.    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

6.3.    Tax Indemnification. Except to the extent treated as a liability in the final determination of the Purchase Price, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.26; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any Loss attributable to Taxes of Seller that were required to be withheld in respect of any amounts payable to the Seller hereunder, including, for greater certainty, under the Seller Note, and (f) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.3 immediately upon payment of such Taxes by Buyer or the Company.

6.4.    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

6.4.1.    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

6.4.2.    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.5.    Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 6 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Seller shall not assume the control of the contest or resolution of any Tax Claim unless the Tax Claim relates solely to a Pre-Closing Tax Period and would not reasonably be expected to have a material adverse impact upon Taxes for a Post-Closing Tax Period; provided, however, that if Seller is entitled to and elects to assume the control of a Tax Claim, Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer. With respect to any Tax Claim for which the Seller would be liable under this Agreement, the Seller shall have the right to control the defense of such Tax Claim at its own expense; provided that (a) the Seller shall keep the Buyer reasonably informed of the progress of such Tax Claim and shall provide the Buyer with copies of all material correspondence relating thereto; (b) the Buyer shall have the right to participate (but not control) at its own expense in the defense of such Tax Claim; and (c) the Seller shall not settle, compromise, or abandon any such Tax Claim without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of the Buyer or the Company in any Post-Closing Tax Period. If the Buyer has assumed control of the defense of a Tax Claim in accordance with the terms of this Agreement, the Buyer shall not settle, compromise, or abandon such Tax Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned, or delayed), to the extent such Tax Claim relates to a Pre-Closing Tax Period for which the Seller has an indemnification obligation hereunder. If a Governmental Authority threatens or commences collection measures with respect to a Tax that is the subject of a Tax Claim being defended by the Seller, the Seller shall promptly pay or cause to be paid to such Governmental Authority the amount subject to collection (the “Prepaid Amount”), and the Buyer shall reimburse the Seller for the Prepaid Amount (net of any final Tax liability determined pursuant to such Tax Claim) within 30 days following a final determination of such Tax Claim. Within 10 days of a final determination of a Tax Claim, the Indemnifying Party shall pay to the Indemnified Party the full amount owing to the Indemnified Party, to the extent not previously paid.

6.6.    Cooperation and Exchange of Information.

6.6.1.    Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

6.6.2.    The Company is currently owed a Canadian income tax refund for its 2025 taxation year in the amount of $[***] in Canadian dollars (the “Refund”). If all or a portion of the Refund is received by the Company after the Closing Date, the Buyer shall pay such amount received within ten (10) days of receipt to the Seller.  If the Buyer fails to pay the amount received on account of the Refund within ten (10) days, the Parties agree that, in the sole discretion of the Seller, such amount received may be added to the Seller Note.

6.6.3.    The Seller covenants and agrees to ensure the Canadian withholding tax owing by the Company, as the result of a deemed dividend occurring prior to the Closing Date, equal to $[***] ($[***] in Canadian dollars) (the “Canadian Withholding Tax”) is remitted to the Canada Revenue Agency (the “CRA”).  For greater certainty, should the Seller fail to ensure the Canadian Withholding Tax is remitted to the CRA, the Parties agree that such amount will be offset from the Seller Note in accordance with Section 6.9.

6.7.    U.S. Income Tax Treatment. The parties agree and acknowledge that, for U.S. federal (and to the extent applicable under state and local law, for state and local) income tax purposes the sale of the Shares will be treated as the sale of the underlying assets (subject to the liabilities) of the Company by the Seller (or such entity that is the recognized taxpayer for U.S. income tax purposes) to the Buyer, and accordingly, the parties do not intend that there should be any U.S. federal (and to the extent applicable, state and local) income tax returns subject to the provisions of this Section 6.

6.8.    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.

6.9.    Payments to Buyer. Any amounts payable to Buyer pursuant to this Section 6 shall be satisfied by offset from the Seller Note, subject to the Cap.

6.10.    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

6.11.    Overlap. To the extent that any obligation or responsibility pursuant to Section 7 may overlap with an obligation or responsibility pursuant to this Section 6, the provisions of this Section 6 shall govern.

7.    INDEMNIFICATION.

7.1.    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (i) the representations and warranties in Section 3.1 (Authority of Seller), Section 3.2 (Organization, Authority and Qualification of the Company), Section 3.3 (Capitalization), Section 3.23 (Environmental Matters), Section 3.24 (Employee Benefit Matters), and Section 3.30 (Brokers) shall survive until the date that is six (6) years from the Closing Date (such specified representations and warranties are collectively referred to as the “Fundamental Representations”); and (ii) the representations and warranties in Section 3.26 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days (the “Tax Representations”). All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 6 which are subject to Section 6) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2.    Indemnification By Seller. Subject to the other terms and conditions of this Section 7, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

7.2.1.    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

7.2.2.    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Section 6); or

7.2.3.    any Seller Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.4.1(a).

7.3.    Indemnification By Buyer. Subject to the other terms and conditions of this Section 7, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

7.3.1.    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

7.3.2.    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Section 6, it being understood that the sole remedy for any such breach thereof shall be pursuant to Section 6).

7.4.    Certain Limitations. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

7.4.1.    Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2.1 until the aggregate amount of all Losses in respect of indemnification under Section 7.2.1 exceeds $100,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2.1 shall not exceed the Cap.

7.4.2.    Notwithstanding the foregoing, (A) the Basket shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Tax Representations, (ii) any inaccuracy in or breach of any Fundamental Representation, or (iii) Fraud; and (B) the Cap shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud.

7.4.3.    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.3.1 until the aggregate amount of all Losses in respect of indemnification under Section 7.3.1 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket.

7.4.4.    For purposes of this Section 7, any inaccuracy in or breach of any representation or warranty, and the calculation of Losses thereunder, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5.    Indemnification Procedures. The party making a claim under this Section 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party.”

7.5.1.    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5.2, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5.3, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

7.5.2.    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5.2. If a firm offer is made to settle a Third Party Claim, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5.1, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

7.5.3.    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5.4.    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.26 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 6) shall be governed exclusively by Section 6 hereof.

7.6.    Payments.

7.6.1.    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication, in the case of Buyer, by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

7.6.2.    Notwithstanding anything to the contrary contained in this Agreement, any Losses payable to a Buyer Indemnitee pursuant to Section 6, this Section 7 or otherwise under the terms hereof (except in the event of Fraud) shall be satisfied solely by offset of any outstanding amounts owed pursuant to the Seller Note, which shall be the sole recourse and remedy for such Losses, and to the extent the amount of Losses exceeds the then current outstanding amounts owed pursuant to the Seller Note, such excess amount will be null and void and uncollectible by the applicable Buyer Indemnitee.

7.7.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

7.8.    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.9.    Exclusive Remedies. Subject to Section 5.4, Section 6.1.3 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 6 and this Section 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Section 6 and this Section 7. Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

8.    MISCELLANEOUS.

8.1.    Dispute Resolution.

8.1.1.    All disputes arising under or relating to this Agreement and the transactions contemplated hereunder are to be settled by binding arbitration before a single arbitrator, unless the amount in controversy in such dispute is in excess of One Million and no/100 U.S. Dollars ($1,000,000), in which case there shall be three arbitrators, in Calgary, Alberta or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Arbitration Act (Alberta) and applying Alberta Law. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation in the form of findings of fact and conclusions of Law and shall include the assessment of Fees and Costs. “Fees and Costs” shall mean all reasonable expenses of arbitration, including arbitration fees, arbitrator’s fees, costs of discovery, witnesses and expert witnesses and reasonable attorney’s fees and any and all attorney’s fees and costs necessary to confirm any award and to collect on any such award. An award of arbitration may be confirmed in a court of competent jurisdiction.

8.1.2.    If action relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.2.    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.3.    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person, sent by overnight delivery via a national courier service or sent by facsimile or electronic mail to the respective parties as follows:

If to Seller:	2225 Huntington Drive Fairfield, CA 94533 Attention: [***] Telephone: [***] Email: [***]
with a copy to:	Cozen O’Connor 1650 Market St., Suite 2800 Philadelphia, PA 19103 Attention: [***] Telephone: [***] Email: [***]
If to Buyer:	2817049 Alberta Ltd. 13704 – 170th Street N.W. Edmonton, AB T5V 1T2 Attention: [***] Telephone: [***] Email: [***]
with a copy to:	Holland & Knight 701 Fifth Avenue, Suite 4700 Seattle, Washington 98104 Attention: [***] Telephone: [***] Email: [***]

Each such notice or other communication shall be effective (i) if delivered in person, when such delivery is made at the address specified in this Section 8.3, (ii) if delivered by overnight courier, the next Business Day after such notice or other communication is sent to the address specified in this Section 8.3, (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.3 and the appropriate confirmation is received, or (iv) if by electronic mail, when such email is sent. Any party may, by notice given in accordance with this Section 8.3, designate another Person, address or facsimile number for receipt of notices or other communications hereunder.

8.4.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.5.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.6.    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.4.5, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.7.    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.8.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; and provided, further, that Seller may, without the prior written consent of Buyer, assign all or any portion of its rights under this Agreement, including the Seller Note, to any financing source of Seller or any acquiror of Seller or substantially all of the assets and/or business of Seller. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.9.    No Third-party Beneficiaries. Except as provided in Section 6.3 and Section 7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10.    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.11.    Governing Law; Waiver of Jury Trial.

8.11.1.    This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada without giving effect to any choice or conflict of law provision or rule.

8.11.2.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.2.

8.12.    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

8.13.    Transferred Information. The parties agree that the personal information disclosed or conveyed from one party to the other (the “Transferred Information”) is necessary to determine whether to proceed with and to carry out and complete the Transactions. Each party covenants to comply with applicable personal information legislation as it relates to the Transferred Information. Without limiting the generality of the foregoing, the parties agree that: (i) up to and including the completion of the transactions contemplated hereby, the collection, use and disclosure of Transferred Information is restricted to those purposes that relate to the transactions contemplated hereby; and (ii) following the completion of the transactions contemplated hereby, the use and disclosure of the Transferred Information is restricted to those purposes for which the Transferred Information was initially collected unless other purposes are permitted by applicable personal information legislation.

8.14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:
2817049 ALBERTA LTD.

By:	/s/ Bowe McGinnis
Name:	Bowe McGinnis
Title:	Treasurer

SELLER:
AURORA INTERNATIONAL, LLC

By:	/s/ William Toler
Name:	William Toler
Title:	Chief Executive Officer

COMPANY:
AURORA PEAT PRODUCTS ULC

By:	/s/ William Toler
Name:	William Toler
Title:	President

EXHIBIT A

Form of Seller Note

EXHIBIT B

Form of Supply Agreement

EXHIBIT C

Form of Transition Services Agreement

EXHIBIT D

Security Agreement

EXHIBIT E

Subordination Agreement

EXHIBIT F

Estimated Closing Working Capital Statement